Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216973

PROSPECTUS

RADA ELECTRONIC INDUSTRIES LTD.

4,351,568 Ordinary Shares
NIS 0.030 Per Share

This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus or its pledgees, donees, transferees, or other successors in interest of up to 4,351,568 ordinary shares of RADA Electronic Industries Ltd., or RADA. The selling shareholder, DBSI Investments Ltd., acquired these shares from us on May 18, 2016 pursuant to the terms of a purchase agreement, or the Purchase Agreement, by and between our company and the selling shareholder.

Our ordinary shares trade on the Nasdaq Capital Market under the symbol "RADA." On March 31, 2017, the last reported sale price of our ordinary shares on the NASDAQ Stock Market was $1.12 per share. The Selling Shareholder may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section entitled "Plan of Distribution" elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the Selling Shareholder. We do not know when or in what amount the Selling Shareholder may offer the ordinary shares for sale. The Selling Shareholder may sell any, all or none of the ordinary shares offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 3, 2017

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Shareholder have authorized anyone else to provide you with different information. The ordinary shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the SEC.  The Selling Shareholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the selling shareholder and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled "Incorporation of Certain Information by Reference" and "Where You Can Find Additional Information." You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the selling shareholder has not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

The selling shareholder may offer and sell the ordinary shares directly to purchasers, through agents selected by the selling shareholder, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of shares of common stock. See "Plan of Distribution."

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to "the Company," "RADA," "we," "us" and "our" refer to RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to "dollars" or "$" are to United States dollars, and all references to "Shekels" or "NIS" are to New Israeli Shekels.

All of the share and share  price information provided in this prospectus have  been adjusted to give effect to a 1 share for 2 shares reverse share split effected on September 14, 2016.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words "projects," "expects," "may," "plans" or "intends," or words of similar import, identifies a statement as "forward-looking." The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at "Risk Factors." We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are an Israel-based defense electronics contractor specializing in the development, manufacture, marketing and sales of defense electronics, including avionics solutions (including avionics for unmanned aerial vehicles), airborne data/video recording and management systems, tactical land-based radars for defense forces and border protection systems, and inertial navigation systems.  In addition, while we continue to sell and support our legacy commercial aviation products and services, in 2016 we decided to actively pursue the sale of our Chinese subsidiary, Beijing Hua Rui Aircraft Maintenance and Service, Co., Ltd., known as CACS, which is the main platform of our test and repair shop activity.
We were incorporated under the laws of the State of Israel on December 8, 1970.  We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation.  Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111.  Our website address is www.rada.com.  The information on our website is not incorporated by reference into this prospectus.

THE OFFERING

Ordinary shares offered (by the selling shareholder)	4,351,568 shares
NASDAQ Capital Market symbol	"RADA"
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.
Ordinary shares outstanding as of March 27, 2017	21,778,417 shares
Risk factors
Prospective investors should carefully consider the Risk Factors on Page 3 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

Investing in our ordinary shares involves significant risks. Please see the risk factors under the heading "Risk Factors" in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports filed with or furnished to the SEC since the filing of our most recent Annual Report on Form 20-F and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered ordinary shares. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth the actual capitalization of our company at December 31, 2016.

	(in thousands)
Cash and Cash Equivalents and Restricted Cash		$1,522
Short-term bank credit and convertible loans from shareholders		3,647

SHAREHOLDERS' EQUITY
RADA Electronic Industries Ltd. shareholders' equity:
Share capital		250
Ordinary shares of NIS 0.030 par value
Authorized: 37,500,000 shares at December 31, 2016 as of December 31, 2016; Issued and outstanding: 21,246,502 shares at December 31, 2016
Additional paid in capital	89,407
Accumulated other comprehensive income	222
Accumulated deficit	(79,363)
Total RADA Electronic Industries Ltd. shareholders' equity	10,516

Non-controlling interest	513

Total equity	11,029

Total capitalization	$14,676

USE OF PROCEEDS

All of the proceeds from the sale of any ordinary shares offered under this prospectus are for the account of the selling shareholder.  Accordingly, we will not receive any proceeds from the sales of these securities.  We have agreed to bear all the expenses relating to the registration of the securities registered pursuant to this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

MARKET FOR OUR ORDINARY SHARES

The table below sets forth the high and low sales prices of our ordinary shares, as reported by the NASDAQ Capital Market during the indicated periods. All of the share price information provided below has been adjusted to give effect to a 1 share for 2 shares reverse share split effected on September 14, 2016.

Period	High	Low
Last six calendar months
October 2016	$1.28	$1.00
November 2016	1.28	1.12
December 2016	1.25	1.05
January 2017	1.35	1.20
February 2017	1.29	1.17
March 2017	1.23	1.12

Financial quarters during the past two years
First Quarter 2017	$1.35	$1.12
Fourth Quarter 2016	1.28	1.00
Third Quarter 2016	1.50	0.93
Second Quarter 2016	1.40	0.72
First Quarter 2016	0.92	0.56
Fourth Quarter 2015	1.58	0.70
Third Quarter 2015	4.34	1.40
Second Quarter 2015	5.64	3.62

Five most recent full financial years
2016	$1.50	$0.56
2015	5.80	0.70
2014	11.94	2.60
2013	4.20	2.10
2012	4.36	2.00

SELLING SHAREHOLDER

Beneficial Ownership and Other Information

We are registering the resale of 4,351,568 of our ordinary shares, which are owned by DBSI, the Selling Shareholder, pursuant to a registration rights agreement we entered into with it in connection with a financing that was consummated on May 18, 2016.  DBSI is a private equity firm specializing in investments in buyouts, PIPES, middle market, mature, and turnaround stages. The ordinary shares covered by this prospectus are part of the  ordinary shares that were issued  in that financing.

The term "Selling Shareholder" includes (i) the entity identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the ordinary shares covered by this prospectus after the date of this prospectus from the named Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Except as described herein or in the documents incorporated by reference herein, we have not had any material relationship with the Selling Shareholder. Except as set forth in the table, other than the ordinary shares covered by this prospectus and offered hereby, the Selling Shareholder does not beneficially own any of our ordinary shares or other securities and will not beneficially own any such securities after completion of the offering. Our registration of the resale of the securities covered by this prospectus does not necessarily mean that the Selling Shareholder will sell any or all of the securities.

The information in the table below is based upon information provided by the Selling Shareholder. The Selling Shareholder has represented to us that it did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

Names and Addresses	Ordinary Shares Beneficially Owned Prior to Offering(2)(3) / Percentage of Class	Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned Upon Completion of Offering (2)(3)(4) / Percentage of Class (4)
DBSI Investments Ltd. (1) 85 Medinat Hayehudim St., Herzliya, Israel	13,423,907 (5) shares/50.7%	4,351,568	9,072,339 shares /34.3%

(1)
Mr. Yossi Ben Shalom and Mr. Barak Dotan, by virtue of their relationship with and indirect interests in DBSI may be deemed to control DBSI and consequently share the beneficial ownership of the 13,423,907 Ordinary Shares of the company beneficially owned by DBSI, including the right to jointly direct the voting of, and disposition of, such shares. Mr. Barak Dotan holds his shares of DBSI through his control of B.R.Y.N. Investments Ltd., or BRYN. Mr. Barak Dotan controls BRYN pursuant to the terms of a power of attorney granted to him by Mr. Boaz Dotan and Mrs. Varda Dotan (collectively referred to as the Dotans). Pursuant to the power of attorney, Barak Dotan is entitled to take all actions to which the Dotans would be entitled by virtue of their shareholdings in BRYN, with the exception of the disposition of such shares. According to the terms of the power of attorney, the Dotans are required to give notice of not less than 90 days to (i) revoke the power of attorney, thereby acquiring the ability to vote the shares of BRYN; and (ii) dispose of the shares of BRYN. Mr. Yossi Ben Shalom holds his shares of DBSI through his control of White Condor Holdings Ltd. and Pulpit Rock Investments Ltd. The address of DBSI is 85 Medinat Hayehudim Street, Herzliya 4676670, Israel.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Ordinary shares relating to options and warrants currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  The entity named in the table above has sole voting and investment power with respect to all shares shown as beneficially owned by it.

(3) (4)	Based on Ordinary shares outstanding or issuable as of the date of this prospectus. Assuming all shares being registered for resale hereunder are sold.
(5)
The number of Ordinary shares beneficially owned includes 8,723,714 ordinary shares, including shares that were either issued to DBSI in May 2016 or were subsequently issued to DBSI upon the exercise of warrants; and 4,700,193 Ordinary shares issuable to DBSI upon exercise of outstanding warrants. The foregoing number of Ordinary shares beneficially owned by DBSI excludes up to a maximum of 6,755,319 Ordinary  shares potentially issuable to DBSI upon conversion of a $3,175,000 convertible loan that was given to our company on June 15, 2016. The conversion price per Ordinary share for the convertible loan (and, accordingly, the number of Ordinary shares issuable upon conversion) is variable and will equal 95% of the average closing trading price of the Ordinary shares during the five trading days preceding conversion (subject to a maximum conversion price of $2.40 per share and a minimum conversion price of $0.47 per Ordinary share).

PLAN OF DISTRIBUTION

The selling shareholder may offer and sell, from time to time, some or all of the ordinary shares covered by this prospectus. As used herein, "selling shareholder" include donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. We have registered the ordinary shares covered by this prospectus for offer and sale so that those ordinary shares may be freely sold to the public by the Selling Shareholder. Registration of the ordinary shares covered by this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

We will not receive any proceeds from any sale by the selling shareholder of the securities. See "Use of Proceeds." We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including any brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby pursuant to the terms of a registration rights agreement we entered into with DBSI.

Sales of the securities offered hereby may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Capital Market at prevailing market prices," in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the ordinary shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the ordinary shares covered by this prospectus.

Upon our being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);

●	the number of ordinary shares involved;

●	the initial price at which such ordinary shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

●	other facts material to the transaction.
The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Shareholder. The Selling Shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

DESCRIPTION OF SHARE CAPITAL

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.030 per share. As of the date hereof, our authorized share capital consisted of 37,500,000 ordinary shares, and there were 21,778,417 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See "Where You Can Find More Information."

Purposes and Objects of the Company

We are registered with the Israeli Companies Registry and have been assigned company number 52-003532-0.  Section 2 of our memorandum of association provides that we were established for the purpose of engaging in the business of providing services of planning, development, consultation and instruction in the electronics field.  In addition, the purpose of our company is to perform various corporate activities permissible under Israeli law.

On February 1, 2000, the Israeli Companies Law, 5759-1999, or the Companies Law, came into effect and superseded most of the provisions of the Israeli Companies Ordinance (New Version), 5743-1983, except for certain provisions which relate to liens, bankruptcy, dissolution and liquidation of companies.  Under the Israeli Companies Law, as recently amended, various provisions, some of which are detailed below, overrule the current provisions of our articles of association.

The Powers of the Directors

Under the provisions of the Companies Law, and our articles of association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested.  In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting.  The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Our authorized share capital consists of  37,500,000 ordinary shares of a nominal value of NIS 0.030 each.  All outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to the ordinary shares are as follows:

Dividend rights.  Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law.  Our articles of association provide that the declaration of a dividend requires approval by an ordinary resolution of the shareholders, which may decrease but not increase the amount proposed by the board of directors.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the matter.  Under our articles of association, a special resolution, such as amending our memorandum of association or articles of association, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our articles of association, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the matter.

Pursuant to our articles, adopted by our shareholders on May 15, 2016 and effective as of May 18, 2016, the directors, except for the external directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall generally serve until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier vacation of office or removal pursuant to articles. Except with respect to the removal of external directors, the shareholders shall be entitled to remove any director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon.  All of the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Rights to share in the company's profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to the our articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a  simple majority of the voting power participating in such meeting.

Annual and Special General Meetings

The board of directors must convene an annual meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as "special general meetings."  In addition, the board of directors must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Quorum

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms.

Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

Israeli Capital Gains Tax

As of January 1, 2012, an individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a "substantial shareholder" (generally a shareholder who is the owner of 10% or more in the right to profits, right to nominate a director (or an officer), voting rights, right to receive assets upon liquidation, or right to instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right) in the company issuing the shares.

A substantial individual shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he had been a substantial shareholder.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of traded shares in an Israeli corporation, provided such gains do not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli resident corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Pursuant to the treaty between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12 month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the preceding 12 month period would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. In addition, in the event that (1) the capital gains arising from the sale of our company's shares will be attributable to a permanent establishment of the shareholder located in Israel, or (2) the shareholder, being an individual, will be present in Israel for a period or periods aggregating 183 days or more during a taxable year, the aforesaid exemption shall not apply.

Israeli Tax on Dividend Income

Non-Israeli residents are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as active income from services rendered in Israel.  On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and corporations we would be required to withhold income tax at the rate of 25%. Under the U.S.-Israel tax treaty, if the income out of which the dividend is being paid is not attributable to an Approved Enterprise, then income tax with respect to shareholders that are U.S. corporations holding at least 10% of our voting power in the twelve-month period preceding the distribution of such dividends, is required to be withheld at the rate of 12.5%.

Residents of the United States will generally have taxes in Israel withheld at source. Such persons generally would be entitled to a credit or deduction for United States Federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	$615.31
Legal fees and expenses	7,500
Accountants' fees and expenses	2,000
Miscellaneous	500
Total	$10,615.31

Pursuant to an outstanding registration rights agreement, we have agreed to bear all expenses relating to the registration of the resale of the securities registered pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares being reoffered by this Registration Statement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of RADA Electronic Industries Ltd., appearing in RADA Electronic Industries Ltd.'s Report on Form 20-F as filed with the SEC on March 27, 2017, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 6706703.

ENFORCEABILITY OF CIVIL LIABILITIES AND
 AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with "Service and enforcement of legal process" under the heading "Risk Factors."

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2016;

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

•
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and exhibits are also available at the SEC's Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

RADA Electronic Industries Ltd.
7 Giborei Israel Street, Netanya 4250407, Israel
Attention: Shiri Lazarovich, CFO
 Tel: (972)(9)892-1111

You may also obtain information about us by visiting our website at www.rada.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

4,351,568 Ordinary Shares

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PROSPECTUS

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April 3, 2017